EXHIBIT 4.2

ASSIGNMENT AND ACCEPTANCE

                  Reference is made to the Credit Agreement dated as of March 17, 1998 (as amended or modified from time to time, the “Credit Agreement”) among The Washington Post Company, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Citibank, N.A., as agent for the Lenders (the “Agent”), and Wachovia Bank, N.A., as co-agent. Terms defined in the Credit Agreement are used herein with the same meaning.

                  The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

                  1.     The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

                  2.     The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note held by the Assignor and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

                  3.     The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

                  4.     Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this

Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

                  5.     Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement. By signing this Assignment and Acceptance, the Agent and the Borrower hereby approve and confirm the Assignee is an Eligible Assignee pursuant to the terms and conditions of the Credit Agreement.

                  6.     Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

                  7.     This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                  8.     This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                  IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	100%

Assignee’s Commitment:	$25,000,000.00

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$0.00

Principal amount of Revolving Credit Note payable to Assignee:	$25,000,000.00

Principal amount of Revolving Credit Note payable to Assignor:	$0.00

Effective Date:* February 28, 2002

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

MELLON BANK, N.A., as Assignor

By	/s/ Susan Whitewood Title: First Vice President

January 18, 2002

GE CAPITAL CFE, INC., as Assignee

By	/s/ Robert M. Kadlick Title: Duly Authorized Signatory

January 22, 2002

See attached Administrative Details Form regarding Assignee’s administrative details.

Accepted and Approved this
28th day of February, 2002

CITIBANK, N.A., as Agent

By	/s/ Janet Wallace Title: Attorney-in-fact

Approved this 28th day
of February, 2002

THE WASHINGTON POST COMPANY

By	/s/ Daniel Lynch Title: Treasurer

ASSUMPTION AGREEMENT

Dated: February 28, 2002

The Washington Post Company
1150 15th Street, N.W.
Washington, D.C. 20071

Citibank, N.A., as Agent
399 Park Avenue
New York, New York 10043

Attention:

Ladies and Gentlemen:

         Reference is made to the Credit Agreement dated as of March 17, 1998 among The Washington Post Company (the “Borrower”), the Lenders parties thereto, Citibank, N.A., as Agent, and Wachovia Bank, N.A., as Co-Agent (the “Credit Agreement”; terms defined therein being used herein as therein defined), for such Lenders.

         The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.05(b) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [applicable Increase Date] and that its Commitment shall as of such date be $25,000,000.00.

         The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof, the most recent financial statements referred to in Section 5.01(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) confirms that it is an Eligible Assignee; (vi) specifies as its Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States required under Section 2.14 of the Credit Agreement.

         The Assuming Lender requests that the Borrower deliver to the Agent (to be promptly delivered to the Assuming Lender) a Revolving Credit Note payable to the order of the Assuming Lender, dated as of                , 2002 and substantially in the form of Exhibit A-1 to the Credit Agreement.

         The effective date for this Assumption Agreement shall be February 28, 2002. Upon delivery of this Assumption Agreement to the Borrower and the Agent, and satisfaction of all conditions imposed under Section 2.05(b) as of February 28, 2002, the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a

Lender thereunder. As of February 28, 2002, the Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and commitment fees) to the Assuming Lender.

         This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

         This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

GE CAPITAL CFE, INC.

By	/s/ Robert M. Kadlick Name: Robert M. Kadlick Title: Duly Authorized Signatory

See attached Administrative Details Form regarding Assignee’s administrative details.

Acknowledged and Agreed to:

CITIBANK, N.A., as Agent

By	/s/ Janet Wallace Title: Attorney-in-fact

THE WASHINGTON POST COMPANY

By	/s/ Daniel Lynch Name: Daniel Lynch Title: Treasurer